Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3220
For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 703-412-3231	Phone: 703-412-3216
E-mail: amanda.covington@atk.com	E-mail: michael.pici@atk.com

ATK Reports FY14 Second Quarter Operating Results

Second Quarter Sales Increase 7 Percent and EPS Increases 43 Percent Year Over Year

ATK Increases FY14 Full-Year Sales, EPS and Free Cash Flow Guidance

Arlington, Va., Nov. 7, 2013 — ATK (NYSE: ATK) today reported operating results for the second quarter of its Fiscal Year 2014 (FY14), which ended on Sept. 29, 2013. Orders for the quarter were up 17 percent to $1.5 billion, which represents a book-to-bill ratio of 1.3. Second quarter year-over-year sales were up 7 percent to $1.1 billion. The increase in sales was due to increased sales in the Sporting Group, partially offset by a sales decline in the Defense Group.

Operating profit in the second quarter increased approximately $38 million. On an adjusted basis, it increased $46 million (see reconciliation table for details). Improved operating profit was primarily driven by both the Sporting and Aerospace Groups, and lower pension expense, partially offset by lower operating profit in the Defense Group. Net income for the quarter increased 42 percent to $93 million compared to $65 million in the prior-year quarter. On an adjusted basis, net income was $91 million compared to $61 million in the prior-year period (see reconciliation tables for details). Fully diluted earnings per share were $2.86 compared to $2.00 in the prior-year period. On an adjusted basis, EPS was $2.82 compared to $1.88 in the prior-year period (see reconciliation tables for details). The increases in adjusted net income and adjusted EPS are due to higher operating profit and lower interest expense.

During the quarter, ATK reported strong, year-over-year organic growth in the Sporting Group, while successfully executing the Savage integration plan. On Nov. 1, 2013, ATK also completed the acquisition of Bushnell Group Holdings, Inc. (Bushnell). The acquisition will be integrated into ATK's Sporting Group and will increase the company's presence in higher-growth shooting sports and outdoor markets. With the addition of Bushnell and Savage, the Sporting Group will account for approximately 45 percent of total ATK revenue, and across the enterprise, commercial and international sales will account for approximately 50 percent of ATK total revenue.

In addition, ATK recorded a number of new program wins and program milestones in the second quarter. ATK secured a strategic commercial launch contract from Orbital Sciences to provide large-diameter propulsion for the Air Launch Vehicle that Orbital is designing for Stratolaunch Systems Corporation. ATK also completed delivery of the James Webb Space Telescope’s primary mirror backplane support structure. This was a critical milestone for the world’s most powerful space telescope. ATK delivered the 100th Advanced Anti-Radiation Guided Missile to the U.S. Navy and received a production contract from the U.S. Army for the Precision Guidance Kit, demonstrating innovative and affordable technology solutions for current and emerging customer needs.

"We are delivering year-over-year revenue and profit growth that is aligned with our vision and strategy of strengthening our leadership positions," said Mark DeYoung, ATK President and Chief Executive Officer. "ATK continues to win new business that supports our core capabilities, and we are delivering significant value to our customers. With our recent acquisition of Bushnell, ATK's comprehensive product offering will position us for future expansion into new and adjacent outdoor recreation markets. Our objective is to efficiently deliver quality products to an array of aerospace, defense and commercial customers, resulting in superior shareholder returns and a healthy balance sheet."

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the second quarter of the fiscal year, which ended Sept. 29, 2013 (in thousands).

Sales:

	Quarters Ended				Six Months Ended
	September 29, 2013	September 30, 2012	$ Change	% Change	September 29, 2013	September 30, 2012	$ Change	% Change
Aerospace Group	$319,403	$315,071	$4,332	1.4%	$626,590	$615,012	$11,578	1.9%
Defense Group	471,900	520,847	(48,947)	(9.4)%	946,716	1,067,019	(120,303)	(11.3)%
Sporting Group	421,359	284,489	136,870	48.1%	779,666	563,453	216,213	38.4%
Eliminations	(70,281)	(50,620)	(19,661)	38.8%	(131,850)	(93,395)	(38,455)	41.2%
Total sales	$1,142,381	$1,069,787	$72,594	6.8%	$2,221,122	$2,152,089	$69,033	3.2%

Income before Interest, Loss on Extinguishment of Debt, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended				Six Months Ended
	September 29, 2013	September 30, 2012	$ Change	% Change	September 29, 2013	September 30, 2012	$ Change	% Change
Aerospace Group	$40,570	$37,077	$3,493	9.4%	$77,656	$72,028	$5,628	7.8%
Defense Group	55,071	64,546	(9,475)	(14.7)%	117,159	155,907	(38,748)	(24.9)%
Sporting Group	57,823	25,133	32,690	130.1%	101,939	45,927	56,012	122.0%
Corporate	(5,198)	(16,199)	11,001	(67.9)%	(22,865)	(32,617)	9,752	(29.9)%
Total operating profit	$148,266	$110,557	$37,709	34.1%	$273,889	$241,245	$32,644	13.5%

SEGMENT RESULTS

ATK operates in a three business group structure: the Aerospace Group, the Defense Group and the Sporting Group.

AEROSPACE GROUP

Second quarter sales increased 1 percent to $319 million compared to $315 million in the prior-year quarter. The increase reflects increased sales in the Space Components and Space Systems Operations divisions.

Operating profit in the quarter increased 9 percent to $41 million compared to $37 million in the prior-year quarter, reflecting higher profit expectations on a significant, multi-year commercial program.

DEFENSE GROUP

Sales in the second quarter decreased 9 percent to $472 million compared to $521 million in the prior-year quarter, reflecting reduced sales in the Small Caliber Systems division, partially offset by increases in the Missile Products division.

Operating profit for the quarter declined 15 percent to $55 million compared to $65 million in the prior-year quarter. This is a result of reduced sales as mentioned above, partially offset by a change in profit expectations of $22 million due to operational efficiencies, a successful in-sourcing initiative, and reduced operational risk as a contract nears completion.

SPORTING GROUP

Second quarter sales increased 48 percent to $421 million compared to $284 million in the prior-year quarter. The increase in sales was driven by higher volume in ammunition, sales from Savage of $57 million, and a previously announced ammunition price increase, partially offset by a decline in sales in tactical military accessories. Organic sales increased 28 percent year over year.

Operating profit in the second quarter increased 130 percent to $58 million compared to $25 million in the prior-year quarter. On an adjusted basis, operating profit for the quarter was $66 million (see reconciliation table for details). The increase is due to ammunition price increases and sales volume as noted above, product mix, and Savage operating profit, partially offset by restructuring and facility rationalization costs in tactical military accessories. Savage contributed approximately $5 million, which is net of $8 million of inventory step-up.

CORPORATE AND OTHER

In the second quarter, corporate and other expenses totaled $5 million compared to $16 million in the prior-year quarter, reflecting lower pension expense, partially offset by transaction costs related to acquisitions. The tax rate for the quarter was 30.3 percent compared to 19.4 percent in the prior-year quarter. The increase reflects the absence of a favorable settlement of the IRS audit of the company's tax returns recorded in the prior-year quarter, partially offset by a discrete impact of several tax law changes in the current quarter. Interest expense was $15 million compared to $18 million in the prior-year quarter, reflecting both a lower average debt level and a lower average borrowing rate during the quarter.

Year-to-date free cash flow use was $10 million compared to a use of $73 million in the prior-year period (see reconciliation table for details). The decreased use reflects lower pension contributions and the absence of the LUU flare settlement payment made in the prior year, partially offset by the absence of a collection of a significant receivable in the prior year. Year-to-date capital expenditures were $52 million compared to $40 million in the prior year, primarily driven by the Small Caliber Systems division, the Aerospace Structures division and the Sporting Group.

A total of $24 million in shares was repurchased in the second quarter, bringing the total value of share repurchases to $108 million since ATK's Board of Directors established the two-year repurchase program.

In conjunction with the Bushnell acquisition, ATK raised $2.26 billion of financing, including $1.96 billion of Senior Secured Credit Facilities and $300 million, eight-year Senior Notes at 5.25 percent per annum. The proceeds from the financing were used to finance the acquisition, refinance in full all indebtedness under the existing Senior Credit Facilities, and pay fees and expenses incurred in connection with the transactions. The financing was well supported in the market and provides ATK with a strong balance sheet with debt maturities in the 2018 to 2021 time frame.

OUTLOOK

FY14 expectations for the Bushnell acquisition are as follows: sales of $225 million to $250 million, and EBIT in the range of a loss of $3 million to a profit of $3 million, which reflects $6 million of inventory step-up and $22 million to $25 million of transaction and transition costs.

ATK is raising its full-year FY14 sales guidance, including Bushnell, to a range of approximately $4.68 billion to $4.73 billion, up from previous guidance of $4.3 billion to $4.38 billion. The increase is due to Bushnell and strong operating performance. ATK now expects full-year interest expense of approximately $80 million, reflecting the refinancing of existing debt, including an approximately $6 million write-off of unamortized financing costs, and the financing of the Bushnell acquisition. ATK also expects a full-year tax rate of approximately 34.5 percent, down from its previous guidance of approximately 35 percent.

Full-year FY14 EPS guidance is now $9.10 to $9.40 up from previous guidance of $8.60 to $9.00, reflecting strong operating performance and an approximately $0.50 dilutive effect of the Bushnell acquisition due to the stub period, transaction expenses and purchase accounting. ATK expects its full-year FY14 free cash flow guidance in the range of $210 million to $230 million, up from previous guidance of $200 million to $225 million (see reconciliation table for details).

ATK's FY14 guidance assumes that an appropriations bill or continuing resolution for Government Fiscal Year 2014 will continue to support and fund ATK's programs beyond the current Jan. 15, 2014 deadline. FY14 guidance also assumes no disruption of programs or payments during any potential future shutdown of government operations and no cancellation or termination of any of ATK's significant programs.

As previously communicated, ATK's FY14 guidance assumes lower margin rates in the second half of the year in the Small Caliber Systems division as the company begins to operate under a new contract.

"ATK's updated guidance reflects the company's growth through disciplined investing in our leadership positions, including organic growth as well as our strategic acquisitions of Savage and Bushnell," said Neal Cohen, Executive Vice President and Chief Financial Officer of ATK. "We are committed to execution excellence and quality through our Performance Enterprise System business model, continued earnings and free cash flow growth, and maintaining a strong balance sheet."

Reconciliation of Non-GAAP Financial Measures

Sales, Margins, and Earnings Per Share

The Sales, Margins, and Earnings Per Share (EPS) excluding the Savage inventory step-up, early extinguishment of debt, and the tax settlement and several tax law changes are non-GAAP financial measures that ATK defines as Sales, Margins, and EPS excluding the impact of these items. ATK management is presenting these measures so a reader may compare Sales, Margin and EPS excluding these items as the measures provide investors with an important perspective on the operating results of the Company. ATK management uses these measurements internally to assess business performance and ATK’s definition may differ from those used by other companies. Amounts in the following tables are in thousands (except EPS data).

Total ATK for the Quarter Ended

September 29, 2013:

	Sales	EBIT	Margin	Loss on Extinguishment of Debt	Taxes	After-tax	EPS
As reported	$1,142,381	$148,266	13.0%	$—	$40,376	$92,591	$2.86
Inventory step-up		7,809			2,889	4,920	0.15
Tax law changes					6,048	(6,048)	(0.19)
As adjusted	$1,142,381	$156,075	13.7%	$—	$49,313	$91,463	$2.82

Total ATK for the Quarter Ended

September 30, 2012:

	Sales	EBIT	Margin	Loss on Extinguishment of Debt	Taxes	After-tax	EPS
As reported	$1,069,787	$110,557	10.3%	$11,773	$15,640	$65,061	$2.00
Early debt extinguishment				(11,773)	4,591	7,182	0.22
FY 09 and 10 tax settlement					11,123	(11,123)	(0.34)
As adjusted	$1,069,787	$110,557	10.3%	$—	$31,354	$61,120	$1.88

Sporting Group for the Quarter Ended

September 29, 2013:

	Sales	EBIT	Margin
As reported	$421,359	$57,823	13.7%
Inventory step up		7,809
As adjusted	$421,359	$65,632	15.6%

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity. Amounts in the following table are in thousands.

$ in thousands	Six Months Ended September 30, 2012	Six Months Ended September 29, 2013	Projected Year Ending March 31, 2014
Cash (used for) provided by operating activities	$(32,788)	$42,553	$355,000–$375,000
Capital expenditures	(40,182)	(52,262)	~(145,000)
Free cash flow	$(72,970)	$(9,709)	$210,000–$230,000

ATK is an aerospace, defense and commercial products company with operations in 22 states, Puerto Rico and internationally. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk or on Twitter @ATK.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: the risk that the anticipated benefits and cost savings from the Bushnell transaction may not be fully realized or may take longer than expected to realize; assumptions regarding the demand for Bushnell’s products; the ability of ATK to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of Bushnell; costs or difficulties related to the integration of Bushnell following completion of the transaction; and changes in the business, industry or economic conditions or competitive environment; assumptions related to the profitability of commercial aerospace structures programs; uncertainties related to the development of NASA's new Space Launch System; demand for commercial and military ammunition; sales levels of firearms; changes in federal and state firearms and ammunition regulation; changes in governmental spending, budgetary policies, including the impacts of sequestration under the Budget Control Act of 2011, and product sourcing strategies; the company's competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with compliance and diversification into new markets, including international markets; assumptions regarding the company's long-term growth strategy; assumptions regarding growth opportunities in international and commercial markets; increases in commodity costs, energy prices, and production costs; assumptions regarding orders; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; cybersecurity and other industrial and physical security threats; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company's shares outstanding; the availability of capital market financing; changes to accounting standards or policies; changes in tax rules or pronouncements; economic conditions; and the company's capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to

ATK's most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(preliminary and unaudited)

	QUARTERS ENDED		SIX MONTHS ENDED
(Amounts in thousands except per share data)	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Sales	$1,142,381	$1,069,787	$2,221,122	$2,152,089
Cost of sales	874,955	841,520	1,711,685	1,674,199
Gross profit	267,426	228,267	509,437	477,890
Operating expenses:
Research and development	11,801	15,914	22,226	29,921
Selling	46,899	39,609	89,664	80,136
General and administrative	60,460	62,187	123,658	126,588
Income before interest, loss on extinguishment of debt, income taxes, and noncontrolling interest	148,266	110,557	273,889	241,245
Interest expense	(15,242)	(18,098)	(29,132)	(37,913)
Interest income	23	123	91	187
Loss on extinguishment of debt	—	(11,773)	—	(11,773)
Income before income taxes and noncontrolling interest	133,047	80,809	244,848	191,746
Income tax provision	40,376	15,640	80,037	55,637
Net income	92,671	65,169	164,811	136,109
Less net income attributable to noncontrolling interest	80	108	183	220
Net income attributable to Alliant Techsystems Inc.	$92,591	$65,061	$164,628	$135,889
Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.92	$2.01	$5.18	$4.18
Diluted	$2.86	$2.00	$5.10	$4.16
Cash dividends paid per share	$0.26	$0.20	$0.52	$0.40
Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Basic	31,671	32,406	31,781	32,519
Diluted	32,385	32,591	32,256	32,685

Net income (from above)	$92,671	$65,169	$164,811	$136,109
Other comprehensive income (loss) net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service credits for pension and postretirement benefit plans recorded to net income, net of tax benefit of $2,790, $841, $5,620, and $1,683	(4,552)	(1,352)	(9,063)	(2,703)
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income, net of tax expense of $(14,077), $(12,297), and $(28,396) $(24,619)	22,968	19,501	45,694	39,041
Valuation adjustment for pension and postretirement benefit plans, net of tax (expense) benefit of $0, $0, $0, and $(732)	—	—	—	1,268
Change in fair value of derivatives, net of tax benefit (expense) of $(2,097), $(1,971), $1,721 and $847, respectively	3,222	3,073	(2,759)	(1,334)
Change in fair value of available-for-sale securities, net of tax benefit of $52, $91, $64, and $148, respectively	(83)	(142)	(103)	(232)
Total other comprehensive income	$21,555	$21,080	$33,769	$36,040
Comprehensive income	114,226	86,249	198,580	172,149
Less comprehensive income attributable to noncontrolling interest	80	108	183	220
Comprehensive income attributable to Alliant Techsystems Inc.	$114,146	$86,141	$198,397	$171,929

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	September 29, 2013	March 31, 2013
Assets
Current assets:
Cash and cash equivalents	$112,911	$417,289
Net receivables	1,391,320	1,312,573
Net inventories	392,021	315,064
Income tax receivable	—	22,066
Deferred income tax assets	61,906	106,566
Other current assets	49,965	45,174
Total current assets	2,008,123	2,218,732
Net property, plant, and equipment	625,277	602,320
Goodwill	1,411,831	1,251,536
Noncurrent deferred income tax assets	65,936	95,007
Deferred charges and other non-current assets	334,191	215,415
Total assets	$4,445,358	$4,383,010
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$334,996	$50,000
Accounts payable	216,639	337,713
Contract advances and allowances	110,735	119,491
Accrued compensation	90,574	137,630
Accrued income taxes	16,154	—
Other accrued liabilities	314,632	262,021
Total current liabilities	1,083,730	906,855
Long-term debt	820,000	1,023,877
Postretirement and postemployment benefits liabilities	87,955	94,087
Accrued pension liability	679,633	719,172
Other long-term liabilities	118,429	126,458
Total liabilities	2,789,747	2,870,449
Commitments and contingencies
Common stock - $.01 par value:
Authorized—180,000,000 shares, Issued and outstanding—31,857,974 shares at September 29, 2013 and 32,318,295 shares at March 31, 2013	319	323
Additional paid-in-capital	535,015	534,137
Retained earnings	2,631,432	2,483,483
Accumulated other comprehensive loss	(794,535)	(828,304)
Common stock in treasury, at cost—9,697,475 shares held at September 29, 2013 and 9,237,154 shares held at March 31, 2013	(727,195)	(687,470)
Total Alliant Techsystems Inc. stockholders’ equity	1,645,036	1,502,169
Noncontrolling interest	10,575	10,392
Total equity	1,655,611	1,512,561
Total liabilities and equity	$4,445,358	$4,383,010

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	SIX MONTHS ENDED
(Amounts in thousands)	September 29, 2013	September 30, 2012
Operating Activities
Net income	$164,811	$136,109
Adjustments to net income to arrive at cash used for operating activities:
Depreciation	46,442	52,518
Amortization of intangible assets	7,106	5,735
Amortization of debt discount	3,619	3,378
Amortization of deferred financing costs	1,798	1,979
Deferred income taxes	3,577	(5,330)
Loss on extinguishment of debt	—	11,773
Loss on disposal of property	1,581	576
Share-based plans expense	6,308	6,437
Excess tax benefits from share-based plans	(713)	—
Changes in assets and liabilities:
Net receivables	(44,550)	45,251
Net inventories	(40,458)	(40,102)
Accounts payable	(129,474)	(118,345)
Contract advances and allowances	(8,756)	(1,818)
Accrued compensation	(49,880)	(19,965)
Accrued income taxes	27,983	2,181
Pension and other postretirement benefits	13,735	(68,833)
Other assets and liabilities	39,424	(44,332)
Cash provided by (used for) operating activities	42,553	(32,788)
Investing Activities
Capital expenditures	(52,262)	(40,182)
Acquisition of business, net of cash acquired	(313,963)	—
Proceeds from the disposition of property, plant, and equipment	5,363	19
Cash used for investing activities	(360,862)	(40,163)
Financing Activities
Borrowings on line of credit	235,000	—
Repayments of line of credit	(145,000)	—
Payments made on bank debt	(12,500)	(10,000)
Payments made to extinguish debt	—	(409,000)
Proceeds from issuance of long-term debt	—	200,000
Payments made for debt issue costs	—	(1,458)
Purchase of treasury shares	(48,259)	(24,997)
Dividends paid	(16,679)	(13,064)
Proceeds from employee stock compensation plans	656	—
Excess tax benefits from share-based plans	713	—
Cash provided by (used for) financing activities	13,931	(258,519)
Decrease in cash and cash equivalents	(304,378)	(331,470)
Cash and cash equivalents at beginning of period	417,289	568,813
Cash and cash equivalents at end of period	$112,911	$237,343